Exhibit 10.13

Made this 9th day of March, 2011, between Great Spaces, LLC, Landlord, and Amerisure Pharmaceuticals, LLC, Tenant:

Witnesseth

That the Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord the premises located at 9337 Fraser Avenue, Silver Spring, MD, totaling about 2000 square feet of gross floor area. The term of the lease shall be one (I) year, commencing on March 9, 20 II, at a rent of Seventeen Hundred Seventy-Five Dollars ($1,775.00) per month.

The Tenant covenants and agrees:

1.

To pay rent in monthly installments of Seventeen Hundred Seventy-Five Dollars ($1,775.00) each, in advance, on the first day of each and every month of the term.  Rent shall be increased by the greater of 3% , or the increase in the Consumer Price Index (CPI) year over year, but shall not increase more than 5% per year.  A late fee of One Hundred Dollars ($100.00) shall be added to the rent in the event Landlord receives rent later than the fifth of the month.  Any outstanding unpaid rent shall also accrue interest at the rate of eighteen percent (18%) per annum.  Note that Landlord will provide tenant with the first month’s rent free of charge, but that the pro-rated 21 days for April rent will be due at the signing of this lease, equaling Twelve Hundred Forty-Two Dollars ($1,242.00).

2.

To pay a security deposit of Seventeen Hundred Seventy-Five Dollars (1,775.00), to Landlord upon execution of this Lease.  Te security deposit shall be returned in full to Tenant at the termination of this Lease, without any accumulated interest, except that any damages incurred by Tenant to the building or common areas will be deducted.

3.

That, with consent of Landlord, this lease can continue on a month-to-month basis, but shall be terminated when either Landlord or Tenant provides the other with Ninety (90) days written notice.

4.

That space in the parking lot will be provided for up to four (4) cars.  Under no circumstances shall more than four (4) vehicles park in the parking lot at one time unless other arrangements are made with Landlord.  No trailers or large trucks shall be parked on the premises, unless specifically approved in writing by the Fraser Avenue Unit Owners Committee. Standard sized pickup trucks or vans are acceptable.

5.

To use the premises for office space, and storage.

6.

To do nothing and to permit nothing to be done on the premises which will contravene any fire insurance policy covering the same.  If Tennant’s use or occupancy of the premises, or his act or omission or any act or omission permitted by him, increases the premium of any fire insurance policy, Tennant shall pay such increase.  Tenant agrees to fully comply with any requirements or recommendation of the Insurance Services Office of Maryland and/or the National Fire Protection Association.

7.

To pay all bills for electricity, gas, fuel, power, trash removal, telephone, and all other utilities as same become due.  Landlord will pay water bill up to $100 per three-month period.  Tenant will be responsible for amounts over $100 if the water exceeds that amount in any three-month period.

8.

Rent paid by check will not be considered paid until the check has cleared the bank.  Checks returned by the Tenant’s bank are subject to a $50.00 returned check fee.

9.

A dumpster may be located on the premises, provided Landlord specifically approves placement.

10.

To hold Landlord and his Agent free and harmless from any and all loss, claim, or damage by reason of any accident, injury or damage to any person or property occurring on or caused by the lease premises or any access thereto or any area adjacent to said premises.

11.

To maintain and pay for public liability insurance with bodily injury limits of not less than $1,000,000.00 per occurrence and $500,000.00 per person inured, and property damage limits of not less than $50,000.00 in which insurance policy Landlord shall be an additional insured, and to furnish Landlord with a certificate from the insurer that such insurance has been issued and that Landlord will be notified by the insurer prior to cancellation or expiration.

12.

Not to make any structural alteration or additions without the prior consent of the Landlord, and to pay for all such alterations or additions.  At Landlord’s option, Tenant shall restore the premises to their original condition at the end of the term or such alteration shall become the property of Landlord.

13.

To comply with all applicable laws, ordinances, rules and regulations, including those of the Fraser Avenue Owners Committee.

14.

To abide by all rule, regulations, and stipulations of the Landlord which are necessary or advisable for the safety, care, protection, or cleanliness of the premises or persons on or in the vicinity thereof.

15.

That if Tenant makes any assignment for the benefit of creditors, or if any proceedings are commenced to have Tenant declared bankrupt or insolvent, or if a receiver or Trustee is appointed to take charge of Tenant’s affairs, then Landlord may terminate this lease forthwith, and Tenant shall remain liable for all damages and rent up to the date of such event.

16.

That this lease is and shall remain subject and subordinate to all present and future mortgages and deeds of trust affecting said premises, and as well as all covenants and restrictions of record.  Tenant agrees to execute on demand all appropriate papers to effectuate the provisions of this paragraph. Tenant also appoints Landlord irrevocably as his attorney-in-fact to execute all such appropriate papers.

17.

Upon the expiration or termination of this lease, to surrender the premises in good and clean condition, ordinary wear and tear excepted; at the same time, to surrender all equipment of the Landlord in good, clean and operation condition, ordinary wear and tear excepted.

18.

Not to place any signs, advertisements, or notices on the exterior or any wall, window, or door of the building without the landlord’s prior consent.

19.

Tenant agrees that failure to comply with any of the above terms may result in immediate cancellation of this lease and eviction.

Landlord and Tenant mutually covenant and agree:

20.

That if the premises shall be damaged or destroyed by fire or other casualty, Landlord shall have 90 days within which to repair or commence to restore the same.  Until the premises are restored, the rent shall be abated in an amount corresponding to the period and the extent to which the premises are untenantable.  If the Landlord shall fail to restore or commence to restore the premises with 90 days, this lease shall thereupon terminate.

21.

That Landlord, at his cost and expense, shall keep the roof, all foundations and exterior walls in a state of good repair.  Tenant, at his cost and expense, shall keep in a state of good repair, maintenance, and cleanliness, all other parts of the premises that he uses as part of this lease.

22.

That Landlord, at his cost and expense, shall provide that air conditioning and heating appliances work at time of signing of this lease.

23.

That Landlord shall have the right to enter the premises at all reasonable hours to examine the same as well as to make any alterations and repairs to the premises or to contiguous premises.

24.

That Landlord shall have the right, at any time during the pendency of this lease to show the premises to persons wishing to rent or purchase the same sand that Tenant will permit a notice of “for rent” or “for sale” to be placed upon the front of the premises and remain thereon without hindrance or molestation.

25.

That any waiver of a default hereunder shall not be deemed a waiver of any subsequent default.

26.

That Tenant shall not transfer or assign this or make any sublease without the written consent of the Landlord.

27.

If Tenant shall remain in possession after the expiration of the lease, he shall, in the absence of any agreement to the contrary, be liable to the Landlord in an amount twice the monthly rent elsewhere provided for herein for any month or part thereof during which he shall remain in possession.  Acceptance by landlord of any sum from the Tenant after the expiration of this lease shall not constitute the Tenant a hold over Tenancy.

28.

That Landlord shall have the right to distrain for rent and for any other amount due and payable by the Tenant hereunder, if the same is not paid when due, without notice to or demand upon the Tenant.

29.

That if there is any default by Tenant hereunder, Landlord shall have the right to re-enter and take possession of the premises, without notice to or demand upon Tenant.

30.

Tenant agrees to pay all reasonable costs, attorneys’ fees and expenses that shall be made and incurred by the Landlord in enforcing the covenants and agreements of this lease, including those for collection or rent.

31.

That this lease shall be binding upon and insure to the benefit of the parties hereto, their respective heirs, executors, administrator, successors, and assigns.

32.

Landlord accepts taxes and common area repairs or pass-throughs.

IN WITNESS WHEREOF, the parties have caused these precepts to be duly executed the day and year first above written.

Landlord:

/s/ Roger Telschow

Great Spaces, LLC

by Roger Telschow, President

9335 Fraser Aenue

Silver Spring, MD 20910

301-509-9371

301-585-4899 FAX

roger@journeydeep.com

Tenant:

/s/ Mackie Barch

Amerisure Pharmaceuticals

10417 Armory Ave, Unit C, Kensington, MD

202-274-5404 or 301-455-0207

ADDITIONAL PROVISIONS TO LEASE

ENVIRONMENTAL RESPONSIBILITIES.  Tenant shall not allow, permit or cause: (a) the generation, use, accumulation, storage, treatment, transportation, disposal, release or threat of release of “hazardous substances” (as defined in the Comprehensive Environmental Response, Compensation, Liability Act of 1989 (“CCERCLA”) 42 U.S.C. Section 9601 et seq., and regulation pursuant thereto, as amended) or petroleum product on the Premises, parking areas, sidewalks, or other appurtenances to the Premises, except for hazardous substances or petroleum product which are used in the ordinary course of Tenant’s business ( for business rental) and are present on the Premises in normal and reasonable amounts and are properly stored in a safe and lawful manner, provided that a list of such substances and petroleum products, showing the manner of storage and quantities stored, is provided to Landlord: (b) the spilling, leaking, or other release of hazardous substance or petroleum products on or from the Premises, parking areas, sidewalks, or other appurtenances to the Premises (other than de minimis quantities in connection with the operation of motor vehicles); (c) the accumulation of ay debris or other solid waste (except rubbish generating in the ordinary course of Tenant’s business or residence for normal scheduled disposal in compliance with all applicable laws) on the Premises.

Tenant shall obtain and maintain any and all necessary permits and approvals, including but not limited to permits and approvals required for the generation, use, accumulation, storage, treatment, transportation or disposal of any substances and petroleum products identified above which are used in the ordinary course of Tenant’s business.  Tenant shall comply with all applicable governmental operation reporting and notification requirements for such substances.  Any costs or expenses associated with obtaining or maintaining such permits, or complying with such operation, reporting or notification requirements shall be the sole responsibility of Tenant.  In the event Tenant fails to pay any such costs or expenses, Landlord may, but shall not be required to, pay same, and may collect all amounts so paid from Tenant as additional rent.

Tenant shall notify Landlord immediately upon learning that : (i) any duty described in this Section has been violated; (ii) there has been a release, discharge or disposal of any hazardous substance or petroleum product on the Premises or on any property near the Premises; (iii) radon gas, urea formaldehyde, or any other toxic or hazardous gas has been detected on or in the Premises or any other area within the building of which the Premises are a part; or (iv) the Premises are the subject of any third party claim or action, or threat thereof, including, but not limited to, any claim or action, or threat thereof, from a governmental agency or official, because of any environmental condition on or originating from the Premises or arising in connection with Tenant’s operation of the Premises.  Tenant shall promptly provide Landlord with copies of all correspondence to or from such third parties regarding environmental conditions on or origination from the Premises or arising in connection with the operation of the Premises.

ENVIRONMENTAL INDEMNITY.  Tenant shall indemnify and hold harmless Landlord and Agent, together with their officers, directors, stockholders, employees and agents (the “Indemnified Parties”) from any and all liabilities (including strict liability), penalties, demands, actions, costs and expenses (including strict limitation, attorneys’ fees, fines, remedial and response costs and any continuing monitoring or closure costs) incurred or suffered by the Indemnified Parties, or asserted by any third party including, but not limited to, any governmental agency or official, against the Indemnified Parties due to the breach of-Tenant’s duties and obligation set forth in the preceding Section.  This indemnification shall survive the expiration or earlier termination of this Lease or any renewal or extension of this Lease, including any extensions on a month to month basis.

To the extent such terms, covenants and condition are not inconsistent with this Lease Renewal and Amendment Agreement, all other terms, covenants and conditions as contained in the above-referenced Lease shall be binding on the parties and remain in full force and effect during the renewal period hereby created

/s/ Roger Telschow	3/9/2011	/s/ Mackie Barch	3/9/2011
Landlord or agent	Date	Tenant	Date

		/s/ Mackie Barch	3/9/2011
		Tenant	Date

4